PRESS RELEASE

Potash America, Inc.

PTAM Attends NWMA Conference;

Engineering Work and Permitting to Begin on Sodaville, NV Property;

$500,000 Credit Facility Secured

Sparks, NV. – November 30, 2011 – Potash America, Inc. (OTCBB: PTAM), (“The Company”).  Representatives of the Company attended the Northwest Mining Association Conference. In attendance were our CEO and President, Barry Wattenberg, and our Advisory Board member Roger Haskins, who acts in the position of Strategic Project Advisor.

The Company has engaged Telesto Nevada, Inc. to perform engineering and permitting work designed to begin commercial production from the Sodaville quarry.

The Company had representatives at the 2011 Annual Conference of the Clay Minerals Society of which the Company is also a member. While based in D.C., the Lake Tahoe meeting gave the Company its’ first forum to discuss its Sodaville montmorillonite. The Company has recently reported their second quarter. Barry Wattenberg, CEO and President said, “It had been a very active quarter. We closed on properties/claims, acquired others, and continue building around a framework of outstanding people.”

The Company also completed a study compliant with Canada’s National Instrument 43-101 on its St. Fintans property in Newfoundland, Canada. The study is available on the company’s website www.potashamerica.com  .

On November 22, 2011, the Company entered a second Credit Facility Agreement in which the lender agreed to provide the Company with a line of credit in the amount of up to $500,000. Pursuant to the terms of the Credit Facility Agreement, the Company shall pay any outstanding amounts to the lender on demand. The Company may also repay the loan and accrued interest at any time without penalty. Amounts outstanding shall bear interest at the rate of 10% per annum.

"Forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future including, but not limited to, additional acquisitions, any draw downs on the line of credit or the Company’s ability to repay amounts advanced. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. Potash America, Inc. assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our current and periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information, Contact:

Teresa Schaffer, shareholder/public relations

Tel: 1-877-745-3680

E-mail: teresaschaffer@jroycemedia.com